Margaret M. Pego                Human Resources
Senior Vice President-Human Resources         80 Park Plaza, T4, Newark, NJ 07102
and Chief Human Resources Officer        tel: 973-430-7243 fax: 973-242-5176
email: Margaret.Pego@pseg.com

EXHIBIT 10a(21)

June 21, 2017

Ralph A. La Rossa
366 Paul Avenue
Allendale, NJ 07401

Dear Ralph:
I am pleased to offer you the position of President and Chief Operating Officer (“COO”) of PSEG Power LLC (“PSEG Power”), effective October 2, 2017. In this position, you will be an employee of PSEG Power. This role will provide you with the opportunity to broaden and enhance your overall business experience and is consistent with the company’s long-term succession plan; however, this opportunity is not a commitment to any particular role beyond what is described herein. The transition from a role in PSE&G to PSEG Power will not constitute any break in services from PSEG. You will continue to be paid a base annual salary of $705,600. You shall be eligible for your next salary review in January 2018. Salary reviews will be conducted annually thereafter.
You will continue to be eligible to participate in PSEG’s Senior Management Incentive Compensation Plan (“SMICP”) under the terms and conditions of the SMICP. Your target incentive award for 2017 will be 75% of your base salary, however, you may be eligible to receive up to 150% of your base salary dependent upon business results. Targets and awards may be adjusted from time to time in accordance with established plan procedures. There is no guarantee of payment under the SMICP, and any such payment will be contingent upon your establishment and successful completion of 2017 goals and objectives and your award, if earned, for 2017 will be payable in 2018. Any SMICP award for 2017 will be prorated based on your transfer date of October 2, 2017. For the period January 1 to October 1, 2017, the SMICP award will be based on your position as President & COO, PSE&G and Chairman of the Board, PSEG Long Island and for the period of October 2 to December 31, 2017, it will be based on your position as President & COO, PSEG Power.

You will continue to be a participant in the PSEG 2004 Long-Term Incentive Plan as amended (“LTIP”). It has been recommended, and the Organization and Compensation Committee (“O&CC”) has approved, a 2018 Retention LTIP award of $3,000,000 for you provided that you are an active employee of PSEG Power at the time of the grant in February 2018. This retention grant will be in the form of 50% Restricted Stock Units (“RSUs”) and 50% Performance Share Units (“PSUs”) which vests on January 1,2021 and December 31, 2020, respectively. There is no acceleration of vesting for retirement eligibility, retirement, or voluntary termination with respect to this retention grant. This retention award is in addition to your annual LTIP grant and will coincide with the timing of your annual LTIP grant. In the future, the number and form of LTIP grants recommended in any given year will appropriately reflect your responsibilities and ability to contribute to the long-term success of PSEG and are subject to the approval of the O&CC of the Board. All future grants under the LTIP will be subject to the terms of the LTIP and the related grant award agreements.

R. A. La Rossa                    2                 6/21/2017

You will continue to be eligible for Limited Benefit under the Supplemental Executive Retirement Income Plan for Non-Represented Employees of Public Service Enterprise Group Incorporated and Its Affiliates.

You will continue to be eligible to participate in the PSEG Deferred Compensation Plan For Certain Employees (“Deferred Compensation Plan”), which will allow you to defer all or a portion of your base pay and/or any cash incentive you may receive in any given year. In November, you will receive information regarding participation in the Deferred Compensation Plan for 2018.
You will continue to be eligible to participate in the PSEG Equity Deferral Plan (“Deferred Equity Plan”), which will allow you to defer all or a portion of the receipt of shares under the LTIP. In November, you will receive information regarding participation in the Deferred Equity Plan for 2018.
Please note that the nonqualified plan liability is measured annually and is used to determine the funding for the sub-trusts under the Rabbi Trust. For employees who have transferred between companies, there is a pro-rata allocation of plan liability based on the employees’ service with each company. In determining the pro-rata liability, the total benefit stream of payouts is determined and actuarial assumptions are applied. In your case, for the December 31, 2017 valuation, data as of January 1, 2017 will be used and similarly, for the December 31, 2018 valuation, data as of January 1, 2018 will be used. Because you will transfer from PSE&G to Power on October 2, 2017, your plan liability for the December 31, 2017 valuation will be entirely assigned to PSE&G. For the December 31, 2018 valuation, your plan liability will be allocated pro-rata based on your service with PSE&G and Power (two years will be assigned to Power because it is assumed that you were employed by Power for all of 2017 and 2018). The funding of the sub-trusts will be based on the allocation of plan liability.
If, at the time you terminate from employment, you are determined to be a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), your nonqualified deferred compensation payments will be delayed for six months following your termination of employment to the extent necessary to satisfy Section 409A.
You will continue to be a Schedule B participant in the Key Executive Severance Plan of Public Service Enterprise Group Incorporated, as amended from time to time.
You will be eligible for an annual physical examination through the University of Pennsylvania.
You will continue to be provided a parking space in the Company parking garage in Newark, NJ. Additionally, you will be eligible for a monthly vehicle stipend of $1,000. Should you elect to decline the monthly stipend, you will be eligible for mileage reimbursement.
You will be required to own and retain a level of company stock commensurate with your new position as outlined in the attached Officer Stock Ownership and Retention Policy.
This position change is conditional upon satisfactory receipt of any necessary regulatory approvals, including but not limited to FERC approvals.
The purpose of this letter is to set forth the terms of your new position with the Company; it is not a contract of employment, nor does it guarantee your employment with the Company for any period of time. Your employment with the Company is at-will, which means that either you or the Company is free to terminate the employment relationship at any time, for any reason, with or

R. A. La Rossa                    3                 6/21/2017

without cause. This letter shall not be construed, nor is it intended to be construed, as a binding contract of employment.
Additionally, enclosed is an updated booklet referencing the Responsibilities of Corporate Officers and Directors.
Finally, you will be required to sign the enclosed Confidentiality, Non-Competition, and Non-Solicitation Agreement, and the enclosed Arbitration Agreement.
If the foregoing is in accordance with your understanding, please sign this letter and the enclosed Agreements, and return them to me.
Sincerely,

/s/ Margaret M. Pego

Margaret M. Pego
Senior Vice President - Human Resources
and Chief Human Resources Officer

Agreed to this 15 day of July, 2017.

/s/ Ralph A. La Rossa

Ralph A. La Rossa

Attachments:

1.	Officer Stock Ownership & Retention Policy

2.	Responsibilities of Corporate Officers and Directors

3.	Confidentiality, Non-Competition and Non-Solicitation Agreement

4.	Arbitration Agreement